Summary Translation	Exhibit 4.51

Domestic Factoring Agreement

Contract No. : ABC(2012)1011-1: 13062020120000130

Borrower : Shijie Kaiyuan Auto Trade Co., Ltd.

Lender : Agricultural Bank of China, Shijiazhuang North City Branch

Signing Date : August 21, 2012

Loan Amount : RMB25,000,000

Length of maturity : From August 21, 2012 to February 10, 2013

Use of Loan : Vehicle Purchases

Loan Interest : 5.60%

Date of Draft :August 21, 2012

Withdrawal Amount : RMB25,000,000

Payment Method : Repayments of the loan and interest shall be in accordance with the Transfer Schedule of Accounts Receivable attached hereto on maturity.

Repayment Date :February 10, 2013

Transfer Schedule of Accounts Receivable : Ganglian Finance Leasing Co., Ltd. will transfer a total amount of RMB 50,012,860 to ABC Shijiazhuang North City Branch on February 10, 2013.